Regency Energy Partners Announces New Senior Vice President of Operations

DALLAS, February 2, 2009 – The Board of Directors of Regency Energy Partners LP (Nasdaq: RGNC) announced today the appointment of Dennie W. Dixon as senior vice president of operations for gathering, processing and transportation.

Dixon has more than 35 years of experience in natural gas engineering with extensive international and domestic experience in design, construction, development and operations of all types of natural gas assets.  Prior to Regency, he served as a natural gas consultant for Arledge Gas Gathering in San Antonio; however, the majority of his career was spent with Tenneco and El Paso Corporation.

“Regency is pleased to have someone like Dennie, who has extensive experience in liquid and natural gas pipelines, as well as natural gas processing, join our company,” said Byron R. Kelley, chairman, president and chief executive officer of Regency.  “We were impressed by his years of experience and success in operations, and we look forward to him becoming an integral part of our team.”

Dixon received a bachelor’s degree in natural gas engineering from Texas A&I University in Kingsville, Texas and holds a master’s degree in business administration with a focus on finance from the University of Houston.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Emily Bruce
HCK2 Partners
972-716-0500 x21
emily.bruce@hck2.com